Exhibit 99.1

Gerber Scientific Announces Intent to Acquire Virtek Vision International, Inc.

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) (“Gerber”) announced today that it has entered into a definitive agreement under which it will make an offer, through a wholly owned Canadian subsidiary, to acquire all of the outstanding shares of Virtek Vision International, Inc. (TSX:VRK) (“Virtek”), a leading provider of high value industrial laser solutions based in Waterloo, Ontario, Canada and in Ludenscheid, Germany. The acquisition would immediately add approximately $50 million to Gerber’s annual revenue while providing a platform for worldwide growth in Gerber’s industrial and other composite materials applications.

                  Virtek reported revenue of C$52.1 million for the twelve months ended April 30, 2008, with gross margins at 49.4 percent. Virtek’s industrial laser solutions serve the needs of the global manufacturing sector by providing templating, inspection, marking and engraving products. Virtek serves customers in the aerospace, prefabricated construction, transportation, metalworking, tool and die and mold making industries worldwide. The majority of Virtek’s sales are in North America and Europe.

 “The addition of Virtek will advance Gerber’s leadership in innovation and process automation,” said Marc T. Giles, President and CEO of Gerber Scientific, Inc. “Virtek’s solutions, talent and customers complement Gerber’s apparel and flexible materials business and extend our ability to deliver compelling products and services to customers worldwide, particularly in the aerospace and related industries employing composite materials technologies.  Gerber and Virtek have common customers in these industries, and this combination will further strengthen our offering and our position in this strategic market segment.”  Mr. Giles continued, “With Gerber’s successful launch of the Solara ion™, GERBERcutter® Z7 and ALPS products earlier this fiscal year, this acquisition, along with the recently announced acquisition in China, is in line with our stated strategic objective to supplement organic growth with targeted complementary acquisitions.”

“This is an exciting milestone for our company, and we look forward to scaling our growth,” said Stephen J. Sorocky, President and CEO of Virtek. “Gerber’s global reach, scale, widely recognized brand and worldwide service and customer relationships make it the ideal partner for Virtek. Our combined teams will create exciting growth opportunities for Virtek, our customers and our employees. We look forward to working with the Gerber team to ensure a rapid and seamless transition.”

The Board of Directors of Virtek has unanimously agreed to support the Gerber offer and to recommend to Virtek’s shareholders that they accept it.

The acquisition will be funded through Gerber’s existing $125 million line of credit.

Under the terms of the Agreement, Gerber will offer C$1.05 per common share or C$35.1 million in cash. The offer represents an approximate 18 percent premium to the closing price of Virtek’s shares on the Toronto Stock Exchange on August 29, 2008, the last full trading day prior to Virtek’s announcement that it had received the offer. The Agreement contains terms and conditions typical for transactions of this nature, including those which prohibit Virtek from soliciting any competing offers. If an unsolicited superior proposal having a higher value is received by Virtek, Gerber has the right to match that competing offer. If Virtek proceeds with a superior proposal that Gerber chooses not to match, Virtek would be required to pay a break fee to Gerber of C$1.15 million, plus a reimbursement of expenses of up to C$250,000.

It is expected that Gerber’s take-over bid circular will be mailed to shareholders of Virtek on or about September 15, 2008. The offer will be subject to various conditions that are required to be satisfied prior to take-up and payment by Gerber, including, but not limited to, the valid deposit of not less than 66 2/3 percent of the outstanding common shares of Virtek (on a fully diluted basis), the obtaining of all necessary regulatory approvals and other conditions typical of a transaction of this nature.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements."  These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future.  For a discussion of other risk factors relating to the Company's business, see the Company’s Annual Report on Form 10-K for the year ended April 30, 2008, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release, except as required by law.